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                                                                    EXHIBIT 10.8
                             EMPLOYMENT AGREEMENT
                             --------------------

     THIS EMPLOYMENT AGREEMENT is dated as of the 17th day of June, 1998, by and between Vicinity Corporation, a California corporation (the "Company"), and Emerick M. Woods (the "Employee").

                                   Recitals
                                   --------

     A. The Employee is currently serving as Chief Executive Officer ("CEO") of the Company on an interim basis subject to a consulting agreement between Employee and the Company;

     B. The Company desires to employ the Employee and continue to retain the services of Employee as CEO of the Company; and

     C. Employee has required as a condition to his providing continued services to the Company certain terms of such employment set forth herein, including the acceleration of vesting of his stock options upon the occurrence of certain events;

     THEREFORE, IT IS HEREBY AGREED by and between the parties hereto as follows:

     1.  Effectiveness of Agreement; Employment.
         --------------------------------------

         (a)  Effectiveness of Agreement; Term. This Agreement shall be
              --------------------------------
effective as of February 18, 1998 (the "Effective Time"). The initial term of this Agreement shall commence as of the Effective Time, and, unless sooner terminated pursuant to the provisions of Section 3, shall terminate at the close of business on the date that is eighteen months from the Effective Time. (The initial term of this Agreement and additional terms, if any, agreed to between the parties, collectively the "Term").

         (b)  Duties. The Company hereby employs Employee to serve during the
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Term as the Company's President and Chief Executive Officer reporting to the
Board of Directors of the Company. Employee agrees to perform such responsibilities and duties in this capacity as may, from time to time, be required of him by the Board of Directors of the Company. The Employee shall carry out his duties and responsibilities hereunder in a diligent and competent manner and shall devote his full business time, attention and energy thereto.

         (c)  Employment At-Will. The Company and the Employee acknowledge and
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agree that the Employee's employment hereunder is at-will, as defined under applicable law, and as such Employee's employment with the Company is terminable by the Company at any time with or without Cause (as herein defined), with or without notice.

         (d)  Board of Directors Membership. The parties agree that so long as
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Employee serves as CEO of the Company, he shall also serve as a member of the
Company's Board of Directors. The Company hereby agrees to take all actions that are necessary to elect Employee, and thereafter continue Employee in office, as a member of the Board of Directors of
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the Company. Employee agrees to resign from the Board of Directors of the
Company at such time as Employee ceases to be CEO of the Company.

     2.  Compensation and Benefits.
         -------------------------

         (a)  Base Compensation and Bonus. The Company shall pay the Employee as
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compensation for his services a base salary at the annualized rate of $200,000
(the "Base Compensation") beginning February 18, 1998 and continuing through February 18, 1999. In addition, the Company shall pay the Employee an additional incentive bonus (the "Bonus") in the amount of up to $100,000, $50,000 of which will be based upon the Company's achievement of those certain milestones set forth on Exhibit A hereto and $50,000 of which will be based upon milestones to
         ---------
be agreed to by Employee and the Company's Board of Directors. Base Compensation and Bonus shall be subject to applicable tax withholding and shall be paid periodically in accordance with normal Company payroll practices, and such Bonus shall be determined and paid twice yearly, on or about August 18 and February 18 of each year. The Company covenants and agrees that, prior to November 1, 1998, the Company's Board of Directors, or the compensation committee thereof, will propose target Base Compensation and Bonus amounts for payment to the Employee during the twelve months ending February 17, 2000.

         (b)  Employee Benefits. Employee shall be eligible to participate in
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the employee benefit plans and arrangements which are available or which become available to other employees of the Company including any benefit plans and arrangements which are only made available to executive employees of the Company, subject in each case to the generally applicable terms and conditions of the plans or programs in question and to the determination of any committee administering such plan or program.

         (c)  Options. Employee shall be granted stock options (the "Option") to
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purchase 955,137 shares of Common Stock of the Company at the next regular meeting of the Board of Directors with an exercise price equal to the fair market value of such shares on the date of grant. Such Option is intended to qualify as an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended. Shares purchased upon exercise of such Option shall be free of any rights of first refusal or repurchase. Twenty-five percent (25%) of the shares subject to such Option shall be immediately vested and exercisable as of the date of grant, with one thirty-sixth (1/36th) of the balance of the shares subject to such Option to vest upon the expiration of each full month after February 18, 1998. (e.g. March 18, April 18, etc.) Upon termination of Employee's employment for any reason, Employee shall have the right to exercise the Option to the extent then vested in accordance with the applicable Stock Option Plan of the Company and related option agreements and the provisions of this Agreement; provided, however, that if the Employee's employment terminates as a result of Involuntary Termination (as defined below), in addition to any accelerated vesting as provided in Section 2(d) hereof, an additional number of shares subject to the Option shall become immediately vested and exercisable, as of the date of such Involuntary Termination, equal to the total number of additional shares which would vest after the date of such Involuntary Termination if Employee remained an employee of the Company for the greater of (i) nine (9) months after the date of such

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Involuntary Termination, or (ii) that number of full months between the date of such Involuntary Termination and the end of the Term.

          (d)  Acceleration in the Event of Acquisition. In the event of a
               ----------------------------------------
merger or reorganization which results in the shareholders of the Company prior to the transaction owning 50% or less of the voting power of the surviving entity after such transaction or a sale of all or substantially all the assets of the Company (unless the stockholders of the Company prior to the sale own more than 50% of the surviving entity) (in each case, a "Reorganization"), then upon such Reorganization an aggregate additional 50% of the shares subject to such Option will become immediately vested and exercisable. As a condition to such accelerated vesting, Employee agrees to remain (or accept employment) as an Employee of the surviving entity for a period of not less than nine months following, such Reorganization if such employment is offered, provided, however, that such condition on such accelerated vesting shall apply only in the event of the following: (i) Employee remains in a position of equivalent responsibility and authority to Employee's prior position at the Company (it being agreed between the parties hereto that a position of CEO or President of the Company, if the Company is the surviving entity, or of general manager (or similar function) of a division or other business unit of the acquiring entity that contains all or substantially all of the business of the Company, if the Company is not the surviving entity, shall be deemed to be a position of equivalent responsibility and authority), (ii) any remaining unvested shares subject to such Option continue to vest on at least an equivalent vesting schedule, and
(iii) Employee receives at least the same Base Compensation on a monthly basis as was received prior to such Reorganization. The acceleration provisions of this Agreement, including the acceleration provisions of this Section 2(d), are in addition to, and not in lieu of or limitation of, any acceleration or similar provisions set forth in the Company's Stock Option Plan or related option agreement.

          (e)  Vacation Benefits. Employee shall be entitled to 20 days of paid
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vacation time during each calendar year of employment with the Company. Vacation days earned but not used will be carried forward to the following year.

          (f)  Personal Family Visits. Employee shall be reimbursed by the
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Company for all reasonable and documented expenses associated with one visit of
Employee's family to the San Francisco Bay Area per calendar quarter.

          (g)  Housing Subsidy. The Company agrees to pay all reasonable and
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documented housing expenses associated with Employee's maintaining Employee's existing or equivalent housing in the San Francisco Bay Area. Reasonable housing expenses shall include, but are not limited to, rent payments and furnishing such housing in a manner suitable for visitation by Employee's family.

          (h)  Relocation Allowances. In the event that Employee relocates to
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the San Francisco Bay Area, the Company shall pay all reasonable and documented relocation costs associated with Employee's move to the San Francisco Bay Area, including but not limited to moving of household goods, any remaining lease payments on Employee's current residence in Southern California (not to exceed six months in the aggregate), the costs of house hunting trips and other reasonable and documented costs associated with Employee's relocation. The Company

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further agrees to negotiate an agreement in good faith with the Employee to subsidize Employee's housing in the San Francisco Bay Area in the event of such relocation.

          (i)  Tax Liabilities. The Company agrees to reimburse Employee for any
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and all federal and state tax liabilities (including any penalties) assessed against Employee as a result of Employee's previous status as a consultant to the Company to the extent and only to the extent they result from the Company's failure to withhold income taxes, FICA taxes and social security taxes from amounts paid to Employee during the period of such consultancy.

     3.   Severance Payments.
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          (a)  Involuntary Termination Not for Cause. Notwithstanding the Term
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of this Agreement, if Employee's employment with the Company terminates as a result of an Involuntary Termination at any time prior to the end of the Term, then Employee shall continue to receive his Base Compensation (payable on the Company's regularly scheduled payroll dates), and employee benefits referenced in Section 2(b) above, and arrangements of the Company governing such benefit plans, for the greater of (i) nine (9) months from the date of such Involuntary Termination or (ii) that number of full months between the date of such Involuntary Termination and the end of the Term.

          (b)  Voluntary Resignation, Termination for Cause. If the Employee's
               --------------------------------------------
employment terminates by reason of Employee's voluntary termination or resignation, or if the Employee is terminated for Cause, Employee shall not be entitled to receive severance payments or other benefits as described under
Section 3(a), other than those, if any, to which he is entitled under the Company's existing benefit plans at the time of such termination, nor shall Employee be entitled to any further vesting of the Option as described in
Section 2(c) hereof.

          (c)  Death or Disability. If the Employee's employment terminates as a
               -------------------
result of his death or disability, then such termination shall be treated as if it were an Involuntary Termination and severance and other benefits shall be provided (to the Employee in the event of disability, to Employee's estate in the event of death) in accordance with Section 2 and Section 3(a) hereof.

     4.   Covenant Not to Compete and Not to Solicit.
          ------------------------------------------

          (a) Upon the termination of Employee's employment with the Company with or without Cause, Employee agrees that he shall not, for a period equal to Employee's severance period under Section 3 )(a) hereof, and if and only to the extent Employee continues to receive the amounts referred to in such Section 3(a) engage anywhere in the Restricted Territory (as defined below) , on his own behalf, or as owner, manager, advisor, principal, agent, partner, consultant, director, officer, or employee of any business entity, in the development of goods or services which are directly competitive with the goods or services provided by the Company as of the date hereof, without the express written consent of the Board of Directors of the Company. The term Restricted Territory shall mean each and every country, province, state, city or other political subdivision of the world in which the Company is currently engaged as of the date hereof in business or otherwise sells its products or services. The foregoing covenant shall not be deemed

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to prohibit Employee from acquiring an investment of not more than thirty percent of the capital stock of a competing business within the Restricted Territory, whose stock is traded on a national securities exchange or through the automated quotation system of a registered securities association.

          (b) Upon the termination of Employee's employment with the Company with or without Cause, Employee agrees that he shall not, for a period equal to Employee's severance under Section 3(a) hereof, solicit the hiring of any person who is an employee of the Company as of the date of Employee's termination, or induce any such person to discontinue his employment with the Company.

     5.   Definitions. As used herein, the terms
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          (a)  Cause. "Cause" means the termination by the Company of the
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Employee's employment hereunder only upon:

                    (i) The substantial and continuing failure of the Employee to render services to the Company in accordance with the Employee's assigned duties, which failure materially and adversely affects the business prospects, financial condition, operations, property or affairs of the Company if such failure to render services to the Company remains uncured for a period of 30 days following delivery of notice by the Board of Directors of the Company to the Employee specifically identifying the basis of such failure;

                    (ii) The conviction of the Employee of a felony under the laws of the United States or any State thereof, either in connection with the performance of the Employee's obligations to the Company or which materially and adversely affects the Employee's ability to perform such obligations;

                    (iii) A willful act by the Employee which constitutes gross negligence in the performance of his duties hereunder and is injurious to the Company and which remains uncured for a period of 30 days following delivery of notice by the Board of Directors of the Company to the Employee; or

                    (iv) The commission of an act of fraud or embezzlement which results in a material loss, damage or injury to the Company.

          (b)  Involuntary Termination. "Involuntary Termination" shall mean any
               -----------------------
purported termination of the Employee by the Company which is not voluntary on the part of Employee and which is not effected for Cause. Without limitation to the foregoing, Involuntary Termination shall include any voluntary termination by Employee following a Reorganization in which Employee is not offered a position meeting the requirements set forth in 2(d)(i) and (iii) above.

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     6.  Notices. Any notice, report or other communication required or
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permitted to be given hereunder shall be in writing to both parties and shall be deemed given on the date of delivery, if delivered, or three days after mailing, if mailed first-class mail, postage prepaid, to the following addresses:

     If to the Employee, at the address set forth below the Employee's signature at the end hereof.

     If to the Company:

                   Vicinity Corporation
                   1135A San Antonio Road
                   Palo Alto, California 94303
                   Attn: Scott Young

or to such other address as any party hereto may designate by notice given as herein provided.

     7.  Governing Law. This Employment Agreement shall be governed by and
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construed and enforced in accordance with the internal substantive laws, and not the choice of law rules, of the State of California.

     8.  Amendments. This Employment Agreement shall not be changed or modified
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in whole or in part except by an instrument in writing signed by each party hereto.

     9.  Severability.  The invalidity or unenforceability of any provision or
         ------------
provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

     10. Legal Fees. Company agrees to pay all legal fees and expenses
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associated with the review and negotiation of the Agreement by Employee's attorney.

     11. Successors.
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         (a)  Company's Successors. Any successor to the Company (whether direct
              --------------------
or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

         (b)  Employee's Successors. The terms of this Agreement and all rights
              ---------------------
of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal

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or legal representatives, executors, administrators, successor, heirs, distributees, devisees or legatees.

     12.  Entire Agreement. This Agreement shall supersede and replace all prior
          ----------------
agreements or understandings relating to the subject matter hereof, and no agreement, representations or understandings (whether oral or written or whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the relevant matter hereof.

     13.  Counterparts. This Employment Agreement may be executed in several
          ------------
counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

     14.  Effect of Headings. The section headings herein are for convenience
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only and shall not affect the construction or interpretation of this Employment
Agreement.

                    [REMAINDER OF PAGE INTENTIONALLY BLANK]

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     IN WITNESS WHEREOF, the parties hereto have executed this Employment
Agreement effective of the Effective Time as defined herein.

                                                Vicinity Corporation

                                                By:

                                                Name:___________________________

                                                Title:__________________________


                                                EMPLOYEE

                                                ________________________________
                                                Emerick M. Woods


                                                ________________________________

                                                ________________________________
                                                (Print Address)

                                                ________________________________
                                                (Print Telephone Number)

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                                               Exhibit A to Employment Agreement
                                               ---------

        Bonus Objectives for Q3 and Q4 of FY 98 and Q1 and Q2 of FY 99
        --------------------------------------------------------------

1. Vicinity Corporation (the "Company") shall pay Emerick M. Woods (the "Employee") an incentive bonus in the amount of up to $50,000.00 upon the achievement of the milestones set forth below. Partial completion of any of the milestones set forth below shall earn Employee partial payment by the Company of the $50,000.00 incentive bonus.

Up to $25,000.00 upon achievement of the following milestones:

     To be achieved in Q3 FY 98 (Feb.-April 1998):

     Achieve $1.4 million in bookings
     Achieve $1.0 million in recognized revenue

     To be achieved in Q4 FY 98 (May-July 1998)

     Vice President Sales and Chief Financial Officer hired
     Achieve $1.5 million in bookings
     Achieve $1.1 million in recognized revenue
     Approval of FY 99 operating plan
     Secure equity investment of $2 million or acquisition.
     Complete company-wide performance appraisals and human resource audit

Up to $25,000.00 upon achievement of the following milestones:

     To be achieved in Q1 FY 99 (Aug.-October 1998):

     Achieve $1.5 million in bookings (vs. 1.0 FY 98)**
     Achieve Q1=FY 99 operating plan recognized revenue target**
     Achieve Q1=FY 99 operating plan operating profitability target ** Major progress toward closing major partnership agreement > $250K On schedule to release major new service in H1'99

     To be achieved in Q2 FY 99 (Nov. 1998-Jan. 1999)

     Achieve bookings of $2.0 million (versus 1.1 FY 98)**
     Achieve Q2=FY 99 operating plan recognized revenue target**
     Achieve Q2=FY 99 operating plan operating profitability target** Close major partnership agreement initiated in Q1

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     Launch major new service initiated in Q1

     ** (Final objectives for operating numbers in FY 99 are to be updated and consistent with the FY 99 operating plan when it is approved by the board in Q4 FY 98.)

2. In addition to the above incentive bonus, with respect to the same time periods, the Company shall pay the Employee an additional incentive bonus in the amount of up to $50,000.00 upon the achievement of milestones to be agreed to by the Employee and the Compensation Committee of the Company's Board of Directors (which such milestones may be substantially the same as set forth above). Partial completion of any of such milestones shall earn Employee partial payment by the Company of the $50,000.00 additional incentive bonus.

3    The Compensation Committee of the Company's Board of Directors will give
Employee quarterly performance feedback as to progress toward achievement of semiannual bonus awards and review of then current bonus objectives.